                                                                 Exhibit (12)(a)

                                   ONEOK, Inc.
                Computation of Ratio of Earnings to Fixed Charges



                                                    Six Months                   Years Ended August 31,
                                                      Ended      --------------------------------------------------------------
                                                  Feb. 28, 1999      1998        1997         1996         1995         1994
                                                  -------------  ----------   ----------   ----------   ----------   ----------


Fixed charges, as defined
         Interest on long-term debt                 $   17,354   $   30,846   $   31,354   $   31,748   $   32,345   $   32,979
         Other interest                                  5,506        3,723        3,376        3,184        4,934        1,855
         Amortization of debt issue costs                  504          506          518          530          512          525
         Interest on lease agreements                    1,162        2,325        2,266        2,266        2,266        2,266
                                                    ----------   ----------   ----------   ----------   ----------   ----------
                      Total fixed charges               24,526       37,400       37,514       37,728       40,057       37,625


Earnings before income taxes                        $  136,765   $  168,380   $   94,107   $   85,873   $   68,146   $   57,276
                                                    ----------   ----------   ----------   ----------   ----------   ----------

Earnings available for fixed charges                $  161,291   $  205,780   $  131,621   $  123,601   $  108,203   $   94,901
                                                    ==========   ==========   ==========   ==========   ==========   ==========

Ratio of earnings to fixed charges                       6.58X        5.50X        3.51X        3.28X        2.70X        2.52X
                                                    ==========   ==========   ==========   ==========   ==========   ==========




           Pro Forma Computation of Ratio of Earnings to Fixed Charges
            Giving Effect to the Proposed Merger as Discussed Herein



                                                            Six Months         Year Ended
                                                              Ended            August 31,
                                                           Feb. 28, 1999         1998
                                                           --------------   --------------

Fixed charges, as defined
         Interest on long-term debt                        $       72,187   $      142,231
         Other interest                                             5,506            3,723
         Amortization of debt issue costs                             889            1,275
         Preferred securities distributions
                  of subsidiary                                    12,112           24,225
         Interest on lease agreements                               1,162            2,325
                                                           --------------   --------------
                  Total fixed charges                              91,856          173,779

Earnings before income taxes                               $      127,120   $      151,413
                                                           --------------   --------------

Earnings available for fixed charges                       $      218,976   $      325,192
                                                           ==============   ==============

Ratio of earnings to fixed charges(a)                               2.38X            1.87X
                                                           ==============   ==============


For purposes of computing the ratio of earnings to fixed charges, "earnings" consists of net income plus fixed charges and income taxes. "Fixed charges" consists of interest charges, the amortization of debt issue costs, preferred securities distributions of subsidiary and the representative interest portion of operating leases.